Exhibit 10.18

CONSENT TO SUBLEASE, FIRST AMENDMENT OF LEASE AND AMENDMENT OF SUBLEASE

THIS CONSENT TO SUBLEASE, FIRST AMENDMENT OF LEASE AND AMENDMENT OF SUBLEASE (this “Consent”), dated as of November 2nd, 2018, is entered into by and among MIT ONE BROADWAY LLC, a Massachusetts limited liability company (“Prime Landlord”), HIGHLAND CAPITAL PARTNERS, LLC, a Delaware limited liability company (“Sublandlord”) and PRAXIS PRECISION MEDICINES, INC., a Delaware corporation (“Subtenant”).

W I T N E S S E T H

WHEREAS, Prime Landlord, as landlord, and Sublandlord, as tenant, executed that certain lease dated May 31, 2011 (the “Lease”) with respect to certain premises on the 16th floor (the “Premises”) of that certain building located at One Broadway, Cambridge, Massachusetts;

WHEREAS, Sublandlord wishes to sublease approximately 6,374 square feet of the Premises to Subtenant (the “Subleased Premises”) on the terms and conditions set forth in that certain sublease dated as of October 4, 2018 (as amended by Section C.1 below, the “Sublease”) by and between Sublandlord and Subtenant, a true, complete and correct copy of which Sublease is attached hereto as Exhibit A;

WHEREAS, pursuant to the terms of the Lease, Sublandlord must obtain Prime Landlord’s prior written consent to the Sublease;

WHEREAS, Prime Landlord is willing to consent to the Sublease on the terms and conditions hereinafter set forth; and

WHEREAS, Prime Landlord and Sublandlord wish to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Prime Landlord, Sublandlord and Subtenant hereby agree to incorporate the foregoing recitals into this Consent and as follows:

A.	CONSENT.

1.	Consent. Subject to the terms and conditions of this Consent, Prime Landlord hereby consents to the subletting of the Subleased Premises by Sublandlord to Subtenant pursuant to the Sublease.

2.

No Rights against Prime Landlord. Sublandlord and Subtenant acknowledge and agree that (a) neither the Lease, the Sublease nor this Consent shall be deemed, nor are such documents intended, to grant to Subtenant any rights whatsoever against Prime Landlord; and (b) the Sublease imposes no obligations on Prime Landlord, and in no event shall Prime Landlord be deemed a party to the Sublease. Subtenant hereby acknowledges and agrees that (i) its sole remedy for any alleged or actual breach of its rights in connection with the Sublease shall be solely against Sublandlord; and (ii) Subtenant is not a third party beneficiary under the Lease.

3.

No Release.    This Consent shall not release Sublandlord from any existing or future duty, obligation or liability to Prime Landlord pursuant to the Lease, nor shall this Consent change, modify or amend the Lease in any manner, except insofar as it constitutes Prime Landlord’s consent to the Sublease. Notwithstanding the generality of the foregoing, this Consent expressly shall not absolve Sublandlord from any requirement set forth in the Lease that Sublandlord obtain Prime Landlord’s prior written approval of any additional subleases, assignments or other dispositions of its interest in the Lease or the Premises.

4.

Subordinate to Lease; Attornment.    The Sublease shall be subject and subordinate at all times to the Lease and all of its provisions, covenants and conditions. Sublandlord shall have a license to collect all rent under the Sublease; provided, however, that all such rent shall be received by Sublandlord in trust to be used for the satisfaction of all amounts due under the Lease. Notwithstanding anything in this Consent to the contrary, in the event that the Lease is terminated for any reason, or if Sublandlord rejects the Lease and/or the Sublease in the course of a bankruptcy proceeding, in either event prior to the Expiration Date, then at Prime Landlord’s option, Subtenant agrees to attorn to Prime Landlord and to recognize Prime Landlord as Subtenant’s landlord under the Sublease, under the terms and conditions and at the rental rate specified in the Sublease, and for the then remaining term of the Sublease, except that Prime Landlord shall not be bound by any provision of the Sublease which in any way increases Prime Landlord’s duties, obligations or liabilities to Subtenant beyond those owed to Sublandlord under the Lease (unless Prime Landlord shall have expressly agreed to same) and Prime Landlord shall not be bound by or deemed to have made any of Sublandlord’s representations or certifications to Subtenant. Subtenant agrees to execute and deliver at any time and from time to time, upon the reasonable request of Prime Landlord, any instruments which may be necessary or appropriate to evidence such attornment. Prime Landlord shall (i) not be liable to Subtenant for any act, omission or breach of the Sublease by Sublandlord (provided, however, that the foregoing shall not release Prime Landlord from liability for any default of its obligations under the Sublease continuing after the date on which Prime Landlord succeeds to Sublandlord’s interest thereunder), (ii) not be subject to any offsets or defenses which Subtenant might have against Sublandlord, (iii) not be bound by any rent or additional rent which Subtenant might have paid more than one (1) month in advance in advance to Sublandlord, (iv) not be bound to honor any rights of Subtenant in any security deposit or letter of credit delivered to Sublandlord except to the extent such security deposit has been turned over to Prime Landlord or letter of credit assigned to Prime Landlord, as applicable, (v) not have any obligation to provide or make available, or otherwise have any responsibility with respect to, the Wiring, Existing Furniture or Shared Areas, as each of such terms is defined in the Sublease, and (vi) have the right, after the termination of the Lease or the rejection of the Lease or the Sublease in bankruptcy, to demise the Subleased Premises from the balance of the Premises. The liability of Prime Landlord to Subtenant for any default by Prime Landlord under this Consent or the Sublease after such attornment, or arising in connection with Prime Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the Subleased Premises, shall be limited to the interest of the Prime Landlord in the Building.

5.

No Breach of Lease. Subtenant hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Lease and agrees not to do or omit to do anything which would constitute a breach of the Lease. Any such act or omission shall constitute a breach of this Consent and shall entitle Prime Landlord to recover any damage, loss, cost, or expense which it thereby suffers, from Sublandlord and/or Subtenant.

6.

Sublease Term; Holdover. Notwithstanding any provision of the Lease or Sublease to the contrary, Sublandlord and Subtenant agree as follows: (a) the term of the Sublease shall expire no later than the date on which the Lease expires or is terminated (such date, the “Sublease Expiration Date”); (b) The term of the Sublease shall not be extended, nor shall Subtenant be permitted to continue to occupy any part of the Subleased Premises, beyond the Sublease Expiration Date, and Subtenant shall vacate and surrender the Subleased Premises in at least as good condition as required under the Lease on or before the Sublease Expiration Date; and (c) If Subtenant breaches the terms of clause (b) above, then (A) Prime Landlord shall have the right (but not the obligation), at Sublandlord’s sole cost and expense, either in the name of Sublandlord or Prime Landlord or both, and notwithstanding the fact that the term of the Lease may not have expired, to take such legal action as may be required to evict Subtenant including, without limitation, the filing of a summary process action, and (B) Sublandlord and Subtenant, jointly and severally, shall indemnify, defend with counsel designated by Prime Landlord, and hold Prime Landlord harmless from and against any and all costs, expenses, damages, claims, penalties, losses and liabilities resulting from such breach by Subtenant. Without intending to limit the scope of the foregoing indemnification, Sublandlord and Subtenant acknowledge that Prime Landlord may incur substantial damages as a result of Subtenant’s breach of the terms of Subsection 6(b) above.

7.	Transfer of Interest. Subtenant shall not have the right to assign its interest in the Sublease or to sublease all or any portion of the Subleased Premises.

8.

No Amendments. Sublandlord and Subtenant may not amend, modify or terminate the Sublease without obtaining the prior written consent of Prime Landlord thereto, which consent shall not be unreasonably withheld. Any amendment, modification or termination in violation hereof shall be void and of no force and effect.

9.

No Alterations. Subtenant shall not make any alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements in or to the Subleased Premises (including any improvements necessary for Subtenant’s initial occupancy thereof) without Prime Landlord’s prior written consent, which consent shall be granted or withheld in accordance with Section 11 of the Lease.

10.

Indemnification. Without limiting any provision of the Lease, Sublandlord and Subtenant agree to indemnify and hold Prime Landlord harmless from and against any and all loss, cost, expense, damage, penalty or liability, including without limitation reasonable attorneys’ fees, incurred as a result of a claim by any person or entity (i) that it is entitled to a commission, finder’s fee or like payment in connection with the Sublease; (ii) relating to or arising out of the Sublease or any related agreements or dealings; (iii) relating to or arising out of the injury to or death of any person or damage to property, in, upon, or at the Subleased Premises, (iv) relating to or arising out of the injury to or death of any person or damage to property, to the extent caused by the acts or omissions of the indemnifying party and/or its employees, agents, contractors, guests, licensees or invitees during the term of the Sublease; and (v) relating to or arising out of the breach by the indemnifying party of any of its covenants hereunder.

11.

Limitation of Prime Landlord’s Liability. Subtenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Subtenant’s merchandise, furniture, fixtures and property of every kind, nature and description related or arising out of Subtenant’s leasehold estate, which may be in or upon the Subleased Premises or Building, in the public corridors, or on the sidewalks, areaways and approaches adjacent thereto shall be at the sole risk and hazard of Subtenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Prime Landlord, except to the extent such damage or loss is due to the gross negligence or willful misconduct of Prime Landlord. Prime Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the gross negligence or willful misconduct of Prime Landlord, and then, where notice and an opportunity to cure are appropriate (i.e., where Subtenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Prime Landlord to prevent such damage or loss had Subtenant notified Prime Landlord of such condition) only after (i) notice to Prime Landlord of the condition claimed to constitute gross negligence, and (ii) the expiration of a reasonable time after such notice has been received by Prime Landlord without Prime Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Prime Landlord, Subtenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall Prime Landlord be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Consent; nor shall Prime Landlord be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Prime Landlord be liable for any latent defect in the Subleased Premises or in the Building. Subtenant shall neither assert nor seek to enforce any claim against Prime Landlord other than against Prime Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Subtenant agrees to look solely to such interest for the satisfaction of any liability of Prime Landlord under this Lease. Subtenant specifically agrees that in no event shall (a) any officer, director, trustee, employee or representative of Prime Landlord ever be personally liable for any obligation, and (b) Prime Landlord be liable for consequential or incidental damages or for lost profits.

12.

Prime Landlord’s Costs. Pursuant to Section 25.7 of the Lease and on or before the date hereof, Sublandlord has delivered to Prime Landlord $3,100, representing Prime Landlord’s reasonable attorneys’ fees incurred in connection with this Consent.

13.

Sublandlord’s Obligations. Sublandlord acknowledges that during the term of the Sublease, Sublandlord shall be jointly and severally liable with Subtenant to the Prime Landlord for the Lease obligations applicable to the Subleased Premises.

14.

Insurance. Subtenant shall, throughout the term of the Sublease, at its own expense, keep and maintain in full force and effect the insurance required under the Lease and otherwise in accordance with the terms thereof. In addition, Subtenant shall name Prime Landlord as an additional insured on all liability policies carried by Subtenant. On or before accessing the Subleased Premises, and thereafter upon Prime Landlord’s request, Subtenant shall submit binders of insurance to Prime Landlord evidencing that the requirements of this Section 14 have been met. In the event of any claim, and upon Prime Landlord’s request, Subtenant shall deliver to Prime Landlord complete copies of such insurance policies. Subtenant releases Prime Landlord from any and all Claims with respect to any damage to property, the loss of which is covered by insurance carried by, or required to be carried by, Subtenant.

15.

Undemised Space. Sublandlord and Subtenant hereby warrant and represent that Subtenant is occupying no more than the area shown as “Praxis Area” on the plan attached hereto as Exhibit B (the “Praxis Area”). Such warranty and representation shall be deemed re-made each day of Subtenant’s occupancy of any portion of the Premises. Without notice, Prime Landlord shall have the right to periodically inspect the Premises to confirm that Subtenant is occupying no more than the Praxis Area. Because the Subleased Premises are not separately demised from the balance of the Premises, Subtenant’s insurance policies required by Section 14 of this Consent must be carried with respect to the entire Premises. Without limiting any provision of the Lease or this Consent, Sublandlord and Subtenant agree to indemnify and hold Prime Landlord harmless from and against any and all loss, cost, expense, damage, penalty or liability, including without limitation reasonable attorneys’ fees, incurred as a result of a claim by any person or entity relating to or arising out of the injury to or death of any person or damage to property, in, upon, or at the Premises, except to the extent caused by the negligence or willful misconduct of Prime Landlord or its agents and employees. Subtenant acknowledges and agrees that Prime Landlord has no obligation whatsoever to recognize Subtenant or the Sublease in the event of a termination of the Lease or a rejection of the Lease in the course of a bankruptcy proceeding. In either such event, if Prime Landlord does not elect to require Subtenant to attorn to and recognize Prime Landlord, the Sublease shall automatically terminate as of the date of termination of the Lease.

B.	FIRST AMENDMENT TO LEASE.

1.

Measurement. Landlord and Tenant acknowledge that the Premises have been measured recently based on the current Standard Method of Measurement for Office Buildings (ANSI/BOMA) (the “BOMA Measurement”). Notwithstanding the fact that the Lease states that the Premises contains approximately 18,751 rentable square feet, Landlord and Tenant acknowledge and agree that, as a result of the BOMA Measurement, as of the date of this Consent, the Premises contains approximately 19,571 rentable square feet. Furthermore, Landlord and Tenant hereby agree that neither Base Rent, Tenant’s Building nor Tenant’s Property Share shall be recalculated or adjusted during the Initial Term as a result of the BOMA Measurement.

2.

Tenant’s Share of Taxes. Effective as of the date of this Consent, Tenant’s Property Share with respect to Taxes only shall be calculated as a fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the buildings on the Tax Lot (hereinafter defined) recognized by the City of Cambridge as being used for purposes which are not exempt from real estate taxation as of the date on which the assessment is made for the tax year in question. The “Tax Lot” means the tax lot(s) on which the Building is located. As of the date of this Consent, pursuant to Section B.1 above, Tenant’s Property Share with respect to Taxes is 6.0%.

3.

REA; Condominium. Prime Landlord and Sublandlord each hereby acknowledges and agrees that (i) Prime Landlord has the right to subdivide the Property, including without limitation in accordance with that certain Subdivision Plan dated August 4, 2016 and recorded on February 23, 2018 with the Middlesex South Registry of Deeds as Plan No. 140 of 2018, so long as Sublandlord’s use or occupancy of the Premises is not materially impaired; (ii) in connection with any such subdivision or otherwise, Prime Landlord has the right to enter into, and subject the Property to the terms and conditions of, one or more reciprocal easement agreements and/or cross-easement agreements with any one or more of the neighboring property owners (including any owner of any portion of the Property that may be divided from the whole), including without limitation (each, a “REA”); (ii) this Lease shall be subject and subordinate to any REA, provided that such REA shall not materially impair Sublandlord’s use or occupancy of the Premises, and provided, further, that if any REA contains lien rights in favor of such neighboring property owners, such subordination shall be conditioned upon execution of a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”); (iv) Prime Landlord has the right to subject the Land and the improvements located now or in the future located thereon to a commercial condominium regime (“Condominium”) on terms and conditions consistent with first-class office and retail buildings; (v) this Lease shall be subject and subordinate to the Master Deed and other documents evidencing the Condominium (collectively, the “Condo Documents”) provided that Sublandlord’s use or occupancy of the Premises is not materially impaired and provided, further, that such subordination shall be conditioned upon execution of a SNDA; and (vi) Sublandlord shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing within ten (10) business days after Prime Landlord’s request.

4.	Construction in Vicinity. Sublandlord acknowledges that (a) Prime Landlord and/or its affiliates (“Neighboring Owners”) own several properties in the vicinity of the

Building, (b) during the Term, the Neighboring Owners may undertake various construction projects, which may include the construction of new and/or additional buildings (each, a “Project,” and collectively, the “Projects”), and (c) customary construction impacts (taking into account the urban nature of the Property, the proximity of the Building to the Project site and other relevant factors) may result therefrom. Prime Landlord shall use commercially reasonable efforts to minimize (and cause its affiliates to minimize) materially adverse construction impacts in accordance with the mitigation plan described below. Prior to the commencement of any Project by Prime Landlord, Prime Landlord shall deliver to Sublandlord a construction mitigation plan that shall detail such commercially reasonable mitigation measures. Subject to Prime Landlord’s compliance with this paragraph, and notwithstanding any other provision of this Lease, in no event shall Prime Landlord be liable to Sublandlord for any compensation or reduction of rent or any other damages arising from the Projects and Sublandlord shall not have the right to terminate the Lease due to the construction of the Projects, nor shall the same give rise to a claim in Sublandlord’s favor that such construction constitutes actual or constructive, total or partial, eviction from the Premises. Notwithstanding any provision in this Lease to the contrary, in no event shall Sublandlord seek injunctive or any similar relief to stop, delay or modify any Project.

5.

Financial Information. Sublandlord shall deliver to Prime Landlord, within thirty (30) days after Prime Landlord’s reasonable request (but not more often than once per year if Sublandlord is not in default of the Lease, except such limit shall not apply to such requests made in connection with any prospective sale, financing or refinancing), Sublandlord’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Sublandlord as being true and correct in all material respects. Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof. Prime Landlord shall use commercially reasonable efforts to keep such financial information confidential.

6.

PTDM. Reference is hereby made to that certain that certain Minor Amendment (Case 302, Amendment 1) relating to One Broadway and issued by the City of Cambridge Planning Board with a date of Planning Board Determination of March 21, 2017, as modified by that certain Letter Agreement dated as of October 13, 2017 by and between Fee Owner and the City of Cambridge Traffic, Parking & Transportation Department (collectively, as the same may be further modified and/or amended from time to time, the “Minor Amendment”). Sublandlord shall, at Sublandlord’s sole expense, comply with any obligations applicable to a non-retail tenant pursuant to the Minor Amendment, including without limitation any obligation to allow employees to set-aside pre-tax funds as allowable under the Commuter Choice provisions of the Federal Code and to provide a fifty percent (50%) subsidy of mass transit monthly passes (up to the federal Fringe Benefit maximum) for full-time employees (i.e., employees that work thirty seven and a half (37.5) hours or more at the Premises). Sublandlord shall provide information requested by Prime Landlord in connection with any reporting requirements under the Minor Amendment and cooperate with Prime Landlord in encouraging employees to seek alternate modes of transportation.

7.

Office of Workforce Development. Sublandlord hereby covenants and agrees that it shall notify the City of Cambridge Office of Workforce Development of all new job opportunities in the Premises as they become available.

8.

Ratification. Except as amended by this Section B, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended by this Section B. Additionally, Sublandlord confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) it has no claims, counterclaims, set-offs or defenses against Prime Landlord arising out of the Lease or the Premises or in any way relating thereto.

C.	AMENDMENT OF SUBLEASE.

1.	Notwithstanding anything to the contrary, Sublandlord and Subtenant hereby agree that Section 28 of the Sublease is hereby deleted in its entirety and shall have no force and effect.

D.	MISCELLANEOUS.

1.

Notices. Notice required or desired to be given hereunder shall be given by personal delivery, or by nationally recognized overnight courier service, proof of delivery required, addressed to the parties at the following addresses:

If to Prime Landlord:	MIT One Broadway LLC
c/o MIT Cambridge Real Estate LLC
One Broadway, Suite 09-200
Cambridge, MA 02142
Attention: President

With copies to:	MIT Investment Management Company
One Broadway, Suite 09-200
Cambridge, MA 02142
Attention: Director of Real Estate Legal Services

and

Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: Colleen P. Hussey, Esquire

and

Jones Lang LaSalle Americas, Inc.
One Broadway, 6th Floor
Cambridge, MA 02142
Attention: Group Manager

With a copy by email to RELegal@mitimco.mit.edu

If to Sublandlord:	Highland Capital Partners, LLC
One Broadway
Cambridge, MA 02142
Attention: Jessica Pelletier, Chief Financial Officer

If to Subtenant:	Praxis Precision Medicines, Inc.
101 Main Street, #1210
Cambridge, Massachusetts 02142

Any party may change its address for notice by giving notice in the manner hereinabove provided, provided such changed or additional address is within the United States and is not a post office box. Notices shall be deemed effective upon delivery or refusal of delivery thereof. Any notice given by an attorney on behalf of any party hereto shall be considered as given by such party and shall be fully effective.

2.

Prevailing Party. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled to reasonable attorneys’ fees. Reasonable attorneys’ fees shall be as fixed by the court hearing such litigation. The “prevailing party” shall be the party which by law is entitled to recover its costs of suit, whether or not the action proceeds to final judgment.

3.

No Representations. Sublandlord and Subtenant warrant and agree that neither Prime Landlord nor any of its agents or other representatives have made any representations concerning the Premises, their condition, the Sublease or the Lease.

4.

Entire Agreement. The parties acknowledge that the Sublease constitutes the entire agreement between Sublandlord and Subtenant with respect to the subject matter thereof, and that no amendment, termination, modification or change therein will be binding upon Prime Landlord. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, inconsistent herewith.

5.	Conflict. Sublandlord and Subtenant hereby agree that in the event of a conflict between this Consent and the Sublease, this Consent shall control.

6.

Binding Effect. This Consent shall be binding upon and shall inure to the benefit of the parties’ respective successors-in-interest and assigns, subject at all times, nevertheless, to all agreements and restriction contained in the Lease, the Sublease, and this Consent. A facsimile, PDF or other electronic signature on this Consent shall be equivalent to, and have the same force and effect as, an original signature.

7.

Construction. Every agreement contained in this Consent is, and shall be construed as a separate and independent agreement. If any term of this Consent or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Consent, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. Each party has cooperated in the drafting and preparation of this Consent and, therefore, in any construction to be made of this Consent, the same shall not be construed against any party. This Consent shall be created and enforced in accordance with the laws of the Commonwealth of Massachusetts. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

8.

Effectiveness. This Consent is submitted to Sublandlord and Subtenant on the understanding that it will not be considered an offer and will not bind Prime Landlord in any way until (a) Sublandlord and Subtenant have duly executed and delivered duplicate originals hereof and of the Sublease to Prime Landlord, and (b) Prime Landlord has executed and delivered one of such originals of this Consent to Sublandlord and Subtenant.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED as an instrument under seal as of the date first written above.

PRIME LANDLORD: MIT ONE BROADWAY LLC

By: MIT Cambridge Real Estate LLC, its manager

By:	/s/ Seth D. Alexander
Seth D. Alexander, President and not individually

SUBLANDLORD: HIGHLAND CAPITAL PARTNERS, LLC

By:	/s/ Jessica Healey
Name: Jessica Healey
its Chief Financial Officer hereunto duly authorized

SUBTENANT: PRAXIS PRECISION MEDICINES, INC.

By:	/s/ Stuart Chaffee
Name: Stuart Chaffee
its Chief Business Officer hereunto duly authorized